Exhibit 99.1

Blue Ridge Bankshares, Inc. Releases 2019 3rd Quarter Results

Company Release – 10/31/19

LURAY, VA – Blue Ridge Bankshares, Inc. (OTC Pink: BRBS), parent company of Blue Ridge Bank, N.A., announced today its unaudited financial results for the third quarter ended September 30, 2019. The Company reported net income of $4,070,745 for the first nine months of 2019, or $1.01 per common share, compared to net income of $3,587,096, or $1.29 per common share for the first nine months of 2018. Included in year to date earnings is the recognition of life insurance proceeds of approximately $700 thousand and merger related expenses of approximately $865 thousand. Earnings for the third quarter ending September 30, 2019 were $1,253,139, or $0.29 per common share, and included merger related expenses of $331 thousand. The Company declared a dividend of $0.1425 during the third quarter of 2019, an increase of 1.79% compared to the 2018 third quarter dividend of $0.1400. The dividend yield is 2.75% based on the closing October 31, 2019 share price of $20.75.

Asset growth since the third quarter of 2018 has been considerable for the Company, with total assets increasing $242.9 million, or 49.2%. This growth was primarily driven by an increasing loan portfolio with loans held for investment growing $84.8 million, or 22.6%, and loans held for sale growing $51.9 million, or 183.4% compared to September 30, 2018. The investment portfolio also increased significantly as noted in our prior release, growing $86.7 million, or 154.7%. Deposit growth since the third quarter of 2018 amounted to $127.3 million, or 32.4%, which included growth of $2.7 million, or 3.12% in noninterest demand deposits. Asset growth during third quarter of 2019 was $14.5 million, or 2.0%, including growth of $8.6 million, or 1.9% in held for investment loans, and $18.3 million, or 29.5% in loans held for sale. Deposit growth during the third quarter of 2019 amounted to $21.3 million, or 4.3%, including growth of $3.5 million, or 4.0% in noninterest demand deposits.

Financial Highlights (Unaudited)	Three Months Ended		Nine Months Ended
	9/30/2019	9/30/2018	9/30/2019	9/30/2018
(Dollars in thousands, except per share data)
Net income	$1,253	1,270	$4,071	3,587
Net income available to common stockholders	$1,250	1,269	$4,049	3,579
Earnings per Common Share	$0.29	0.46	$1.01	1.29
Dividend per Common Share	$0.1425	0.1400	$0.4275	0.4000
Key Ratios
Total stockholders’ equity to assets	8.91%	7.87%	8.91%	7.87%
Common stockholders’ equity to assets	8.88%	7.82%	8.88%	7.82%
Net Interest Margin (bank level)	3.27%	4.08%	3.48%	4.06%
Return on Average Assets (annualized)	0.82%	1.13%	0.88%	1.06%
Return on Average Equity (annualized)	9.60%	13.52%	10.40%	12.73%

	Balance At
	9/30/2019	9/30/2018
Total assets	$736,238	493,344
Net loans held for investment	$456,474	372,847
Deposits	$520,280	392,973
Total stockholders’ equity	$65,597	38,808
Common stockholders’ equity	$65,375	38,601
Book value per common share	$15.04	13.81
Tangible book value per common share	$14.00	12.41
Number of common stock shares outstanding	4,346,866	2,795,135
Number of weighted average common shares Outstanding	3,998,267	2,774,441

“We ended the third quarter of 2019 with record earnings while also managing a merger process,” stated President and Chief Executive Officer Brian K. Plum. “With the recent announcement that we have obtained all required regulatory approvals for the acquisition of Virginia Community Bankshares, Inc., we are excited to move into the final stages of the merger before the new year. Through the effort and support of our stakeholders, we are seeing incredible opportunities in our existing and surrounding markets and look forward to welcoming Virginia Community Bank into our footprint. Meanwhile, our continued focus on execution and a client-based banking experience has opened the door for expanded opportunities across Virginia and our Carolina State Bank footprint in North Carolina, including more cross-selling opportunities for our ancillary product offerings comprised of payroll, insurance, and 1031 exchange services. We continue to focus on enhancing the client experience and offering a one stop solution for the financial needs of our customers, which becomes more attainable as we continue to experience meaningful growth and create value for our shareholders.”

About Blue Ridge Bankshares, Inc.

Blue Ridge Bankshares, Inc. is a multi-state bank holding company with total assets of approximately $736 million. Headquartered in Luray, Va., Blue Ridge is the parent company of Blue Ridge Bank, N.A., a client-centered financial services company offering commercial banking services throughout Virginia and North Carolina. The bank offers mortgage services across the Mid-Atlantic and Southeast. The bank also offers small business payroll services through Moneywise Payroll Solutions, qualified intermediary services through Exchangers, Ltd., and insurance services through Hammond Insurance. Visit www.mybrb.com for more information.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions and legislative and regulatory policies. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

Contact

Amanda G. Story, Chief Financial Officer

540-843-5208

astory@mybrb.com

SOURCE Blue Ridge Bankshares, Inc.

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	September 30,	September 30,
	2019	2018
ASSETS
Cash and due from banks	$22,317,907	$13,459,779
Federal funds sold	285,000	226,000
Investment securities	142,712,024	56,023,128
Loans held for sale	80,255,143	28,321,519
Loans held for investment	460,878,329	376,068,371
Allowance for loan losses	(4,404,593)	(3,221,867)

Net Loans Held for Investment	456,473,736	372,846,504
Bank premises and equipment, net	3,457,100	2,614,173
Bank owned life insurance	8,870,920	7,802,646
Goodwill	3,306,664	2,694,164
Other assets	18,559,459	9,355,642

Total Assets	$736,237,953	$493,343,555

LIABILITIES
Deposits	$520,280,460	$392,972,773
Other borrowed funds	129,600,000	49,350,653
Subordinated debt, net of issuance costs	9,791,964	9,758,082
Other liabilities	10,968,831	2,453,552

Total liabilities	670,641,255	454,535,060
STOCKHOLDERS’ EQUITY
Common stock and surplus	38,982,883	16,660,627
Retained earnings	25,516,493	22,659,560
Accumulated other comprehensive income	876,027	(718,908)

Total Stockholders’ Equity	65,375,403	38,601,279
Noncontrolling interest	221,295	207,216

Total Equity	65,596,698	38,808,495

Total Liabilities and Equity	$736,237,953	$493,343,555

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED INCOME STATEMENTS

	(Unaudited)	(Unaudited)
	Nine Months	Nine Months
	Ended	Ended
	September 30, 2019	September 30, 2018
Interest Income	$22,430,458	$16,063,013
Interest Expense	6,943,071	3,563,844

Net Interest Income	15,487,387	12,499,169

Provision For Loan Losses	1,465,000	640,000

Net Interest Income after Provision for Loan Losses	14,022,387	11,859,169
Other Income	14,255,116	7,008,653
Other Expenses	23,217,462	14,336,980

Income Before Income Taxes	5,060,041	4,530,842
Income Tax Expense	989,296	943,746

Net Income	4,070,745	3,587,096
Net Income attributable to noncontrolling interest	(21,251)	(7,612)

Net Income attributable to Blue Ridge Bankshares, Inc.	$4,049,494	$3,579,484

Net Income Available to Common Stockholders	$4,049,494	$3,579,484

Earnings per Share	$1.01	$1.29

Weighted Average Shares Outstanding	3,998,267	2,774,441